UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2013

MannKind Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50865	13-3607736
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

28903 North Avenue Paine Valencia, California	91355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (661) 775-5300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 31, 2013, we amended that certain Amended and Restated Promissory Note dated October 18, 2012 (the “Note”) with The Mann Group LLC (“The Mann Group”) to, among other things, extend the maturity date of the Note to January 5, 2020, extend the date through which we can borrow under the Note to December 31, 2019, increase the aggregate borrowing amount under the Note from $350.0 million to $370.0 million and to provide that repayments or cancellations of principal under the Note will not be available for re-borrowing. In addition, in connection with The Mann Group’s exercise of warrants issued on December 21, 2012 to purchase 30,000,000 shares of our common stock (“The Mann Group Warrants”) at an exercise price of $2.60 per share, we and The Mann Group agreed to cancel $78.0 million of outstanding principal indebtedness under the Note and to capitalize into principal the approximately $7.8 million of accrued interest that became due and payable upon cancellation of such principal indebtedness.

The foregoing summary of the amendment to the Note is qualified in its entirety by reference to the text of the amendment, filed as Exhibit 99.1 to this current report.

Item 3.02 Unregistered Sales of Equity Securities.

The information under Item 1.01 above relating to the issuance of 30,000,000 shares of our common stock to The Mann Group upon exercise of The Mann Group Warrants is incorporated by reference into this Item 3.02. We relied on the exemption from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof and the rules and regulations promulgated thereunder.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Number	Description

99.1	Acknowledgement and Agreement dated October 31, 2013 by and between MannKind Corporation and The Mann Group LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MannKind Corporation
(Registrant)

Date: November 4, 2013	By:	/s/ Matthew J. Pfeffer
Matthew J. Pfeffer Corporate Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Description

99.1	Acknowledgement and Agreement dated October 31, 2013 by and between MannKind Corporation and The Mann Group LLC.